EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on last date written below, and is between Saleen Automotive Electric, Inc., a Florida a corporation (“Company”), and Steve Saleen (“Executive”).

RECITALS

WHEREAS, the Company and its wholly owned subsidiary SMS Signatures Cars are in the business of designing, engineering, manufacturing, marketing and distributing electric vehicles, high performance lifestyle vehicles, and high performance lifestyle vehicle parts;

WHEREAS, the Executive has experience in the automotive industry that is complementary to the business of the Company, and the Company wishes to hire the Executive on the terms set forth herein.

AGREEMENT

1. Employment. In consideration of their mutual covenants and other valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Company agrees to hire Executive, and Executive agrees to remain in the employ of the Company, upon the terms and conditions herein provided.

1.1. Position and Responsibilities. Executive will serve as the Chief Executive Officer of the Company, responsible for promoting, guiding and overseeing the operations of the Company and any existing or later-acquired wholly owned subsidiaries. Executive agrees to perform services consistent with his position, as outlined in the Company’s Bylaws, and as may be assigned from time to time by the Board of Directors of the Company; however, the Company is disallowed from changing the title of Executive’s position or from diminishing Executive’s responsibilities of overseeing the operations of the Company. Executive will perform all duties in a professional, ethical and businesslike manner.

1.2. Dedication and Time. During the term of this Agreement, Executive will devote his professional time and attention to faithfully serving the Company in such a manner so as to satisfactorily perform the duties as described herein. Notwithstanding the foregoing, Executive may devote time and attention to other business, civic, charitable or social organizations and endeavors, so long as such activities do not interfere with the performance of Executive’s duties and obligations to the Company.

1.3. Term. The term of this Agreement will commence on the date first referenced above, and will continue, unless sooner terminated, for a period of 8 years, and it will automatically continue thereafter for successive twelve month periods unless and until either party gives the other party written notice of termination prior to the end of a term.

2. Compensation.

2.1 Salary. For services rendered by Executive hereunder, including services as a member of the Board of Directors if so elected by the shareholders, the Company will pay Executive a salary in the following amounts, which shall not be decreased:

i.	$6,250 per month, beginning on the commencement of this Agreement through termination.

ii.	In the event the Company is successful in raising a cumulative gross amount of $1 million in capital, whether such investment is in the form of equity, debt or a convertible instrument, the Company will pay Executive a salary of $10,000 per month from the date of the investment through the termination of this Agreement.

iii.	In the event the Company is successful in raising a cumulative gross amount of $2.5 million in capital, whether such investment is in the form of equity, debt or a convertible instrument, the Company will pay Executive a salary of $20,000 per month from the date of the investment through the termination of this Agreement.

iv.	In the event the Company is successful in raising a cumulative gross amount of $5 million in capital, whether such investment is in the form of equity, debt or a convertible instrument, the Company will pay Executive a salary of $27,500 per month from the date of the investment through the termination of this Agreement.

v.	In the event the Company is successful in raising a cumulative gross amount of $7.5 million in capital, whether such investment is in the form of equity, debt or a convertible instrument, the Company will pay Executive a salary of $32,500 per month from the date of the investment through the termination of this Agreement.

vi.	In the event the Company is successful in raising a cumulative gross amount of $10 million in capital, whether such investment is in the form of equity, debt or a convertible instrument, the Company will pay Executive a salary of $37,500 per month from the date of the investment through the termination of this Agreement.

2.2 Bonus. The Company agrees that it will establish and maintain a bonus program for Executive that will compensate Executive in amounts up to Executive’s annual base salary, and which will be based on objective criteria, such as Company earnings, stock price, market capitalization, market penetration, and like. The Company and Executive agree to negotiate in good faith to develop and implement a bonus program that is consistent with this provision, and to have such program in place on or before September 30, 2012.

2.3 Benefits. Executive will be entitled to participate in other benefit programs that the Company may establish from time to time, such as group health, vision and dental insurance, life insurance, disability insurance and a retirement plan.

2.4 Vacation and Holidays. Executive shall also be entitled to four weeks’ vacation, leave for illnesses and so forth as now or hereafter granted by Company’s personnel policies. Executive will also be entitled to all major holidays as are defined by the Company’s personnel policies.

2.5 Company Car. The Company will provide Executive with a Saleen or SMS branded company car, and will be responsible for all ordinary maintenance and repairs on the car, and automobile insurance.

3. Expenses. Executive will be reimbursed for business-related expenses reasonably and necessarily incurred and advanced by the Executive in performing his duties for Company, subject to review by the Board of Directors and in accordance with Company’s policy. Executive will maintain records and written receipt as required by Company policy and reasonably requested by the Board of Directors to substantiate such expenses.

4. Insurance.

4.1 Directors and Officers Insurance. At all times during the term of this Agreement, the Company agrees to procure and maintain a Directors and Officers Insurance policy with limits of at least $1 million per occurrence and which names Executive as an Additional Insured. Such policy shall be with an insurance carrier that is admitted in California and that carries a Standard and Poor’s Rating of AA or better.

4.2 Key-Man Life Insurance. The Company may, at its sole discretion and expense, apply for and procure life insurance and disability insurance on Executive in any amount determined in the sole judgment of the Company, and place the Company as the sole beneficiary of such policies. Executive agrees to cooperate in any medical or other examination, supply information reasonably requested by the insurance companies, and execute such applications as may be reasonably necessary to obtain and procure such insurance.

5. Termination and Rights Thereafter.

5.1 Termination by Executive. Executive is entitled to terminate this Agreement at any time, with or without cause. In the event Executive terminates this Agreement, Executive will be entitled to the compensation, vacation and benefits earned through the last date of his employment.

5.2 Termination by Company for Cause. The Company is entitled to terminate this Agreement for cause, which is defined as: i) Executive’s gross and willful misconduct which is injurious to the Company; ii) Executive’s engaging in fraudulent conduct with respect to the Company’s business; iii) Executive’s conduct of a criminal nature that may have an adverse impact on the Company’s standing and reputation; iv) the continued and unjustified refusal by Executive to perform the duties required of him by this Agreement; v) Executive’s use of illicit drugs or alcohol in violation of then current Company policy; or vi) conviction of a crime involving moral turpitude or a felony involving physical violence. In the event the company terminates this Agreement for cause, Executive will be entitled to the compensation, vacation and benefits earned through the last date of his employment.

5.3 Termination by Company without Cause. In the event the Company terminates this Agreement for without cause, or otherwise materially breaches this Agreement and such material breach remains uncured after 15 days’ written notice, Executive will be entitled to a severance payment of 1.5 times his then-current annual salary plus $2 million, payable in cash or cash-equivalent within 30 days of the date of termination.

5.4 Termination by Company because of Death or Disability. The Company is entitled to terminate this Agreement in the event of Executive’s death or total mental or physical disability. In the event the company terminates this Agreement for death or disability, Executive will be entitled to the compensation, vacation and benefits earned through the last date of his employment.

6. Company Property.

6.1 Confidential Information. Executive shall not disclose, during the terms of this Agreement or at any time after its termination, any of Company’s proprietary information, account information, customer lists, customer information, policies, pricing, strategy, codes, strategic plan, plans for expansion or business development or other information of a confidential nature (hereinafter referred to as “Confidential Information”), whatsoever regarding Company without prior written consent. Upon termination of this Agreement, Executive promises to promptly return to Company all Confidential Information and other property in his possession, custody or control. Executive covenants to not take, keep, or record copies, duplications or reproductions of the Confidential Information or other property subject to this Agreement after termination of this Agreement.

6.2 Inventions. All copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets or other intellectual property (collectively, “Inventions”) conceived, discovered, developed or reduced to practice by Executive, solely or in collaboration with others, during the performance of the services under this Agreement are the sole property of the Company. Executive agrees to assist the Company in having any Inventions created by Executive during the term of this Agreement assigned to the Company, at the Company’s expense.

7 Indemnification. The Company shall defend and indemnify Executive against any and all expenses, including amounts paid upon judgments, attorneys’ fees and amounts paid in settlement (before or after suit is commenced), incurred by the Executive in connection with his defense or settlement of any claim, action, suit or proceeding in which he is made a party or which may be asserted against him by reason of his employment or the performance of duties in this Agreement.

8. Miscellaneous.

8.1 Integration. This Agreement contains the entire understanding between the Parties concerning the subjects addressed herein. Any and all prior negotiations that are not contained in this Agreement are superseded and of no force and effect. This Agreement may be modified or amended only by a written agreement executed by all Parties.

8.2 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

8.3 Authority. The undersigned individuals execute this Agreement on behalf of the respective Parties and represent that they are authorized to enter into and execute this Agreement on behalf of such Parties.

8.4 Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute one and the same agreement. Signatures obtained by facsimile or email in PDF format shall be deemed to be original signatures.

8.5 Further Assurances. The Parties agree to execute all instruments and documents of further assurance and will do any and all such acts as may be reasonably required to carry out their obligations and to consummate the transactions contemplated by this Agreement. The Parties further agree to support this Agreement in all material ways, including in its application and enforcement against any and all persons or entities seeking to avoid or limit the applicability or scope of the Agreement in any manner.

8.6 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties and each of the party’s respective successors, predecessors, assigns, heirs, personal representatives, and affiliates, without time limitation.

8.7 No Implied Waiver. No action or failure to act shall constitute a waiver of any right or duty afforded under this Agreement, nor shall any action or failure to act constitute an approval of, or acquiescence in, any breach, except as may be specifically agreed in writing. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein.

8.8 Governing Law. This Agreement will be construed, interpreted, and enforced in accordance with, and governed by, the laws of the State of California without regard to conflicts of laws provisions thereof. The parties agree that any action or proceeding brought to enforce or declare rights arising out of or relating to this Agreement will be brought exclusively in the State or Federal Courts in Orange County, California, and the parties further consent to the jurisdiction of said Courts and waive any claims of forum non conveniens or any other claims relating to venue.

8.9 Interpretation. This Agreement shall be treated as jointly drafted and will not be construed against any Party as drafter. Furthermore, in the event of any ambiguity in or dispute regarding the interpretation of this Agreement, the interpretation will not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

8.10 Attorneys’ Fees. If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in the action or proceeding, in addition to any other relief which the prevailing Party may be entitled.

8.11 Severability. In the event that any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any respect, all other provisions of the Agreement which are not affected by such invalidity, illegality or unenforceability shall remain in full force and effect and this Agreement shall be construed as if such invalid, illegal, or unenforceable term or provision had never been contained herein.

8.12 Time is of the Essence. All times stated herein are of the essence.

8.13 Cumulative Rights and Remedies. The rights and remedies in this Agreement will be cumulative, and in addition to, any duties, obligations, rights and remedies otherwise provided by law.

8.14 Advice of Counsel. Each party acknowledges and agrees that it has given mature and careful thought to this Agreement and that it has been given the opportunity to independently review this Agreement with its own independent legal counsel.

8.15 Assignment. This Agreement and any rights hereunder are not assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

SALEEN AUTOMOTIVE ELECTRIC, INC.

Dated: 8/1/2011____ By: ____/s/ Tony Lanham_____________

Tony Lanham, President

STEVE SALEEN

Dated: __8/1/2011___ By: ___Steve Saleen___________________

Steve Saleen